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                                                                  EXHIBIT 3.1.2

                    CERTIFICATE OF AMENDMENT AND RESTATEMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                            CLIFFS DRILLING COMPANY


         Cliffs Drilling Company, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

                                       I.

         That by unanimous consent of the Board of Directors of the Corporation, resolutions were adopted setting forth a proposed amendment to and restatement of the Corporation's Certificate of Incorporation filed on April 14, 1988 with the Secretary of State of the State of Delaware, as amended, declaring said amendment and restatement to be advisable and submitting same to the Corporation's sole stockholder for consideration thereof. The resolutions setting forth the proposed amendment and restatement are as follows:


                  "RESOLVED, that the Certificate of Incorporation of the Corporation, as amended, be further amended and restated in its entirety by deleting the existing text and substituting the following therefor:


                  'FIRST: The name of the corporation is Cliffs Drilling
         Company.

                  SECOND: The address of the registered office of the Corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

                  FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, each having a par value of one cent ($.01) per share.

                  FIFTH: The following provisions are included for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

                           (1) The business and affairs of the Corporation
                  shall be managed by or under the direction of the Board of Directors.

                           (2) The directors shall have concurrent power with
                  the stockholders to make, alter, amend, change, add to or repeal the Bylaws of the Corporation.

                           (3) The number of directors of the Corporation shall
                  be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws so provide.



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                           (4) No director shall be personally liable to the
                  Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

                           (5) In addition to the powers and authority
                  hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provision of the GCL, this Certificate of Incorporation, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

                  SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                  SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                  EIGHTH: Each person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation to the full extent permitted from time to time by the GCL or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article. Any amendment or repeal of this Article shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal.'"


                                      II.

         That pursuant to the resolutions of the Corporation's Board of Directors, the proposed amendment and restatement was adopted by the sole stockholder of the Corporation at a Special Meeting of Stockholders held on February 2, 1999.

                                      III.

         That said amendment and restatement was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.


         IN WITNESS WHEREOF, Cliffs Drilling Company has caused this Certificate of Amendment and Restatement of the Certificate of Incorporation to be signed by Douglas E. Swanson, its President, this 2nd day of February, 1999.



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                                         CLIFFS DRILLING COMPANY



                                         By: /s/ DOUGLAS E. SWANSON
                                             ----------------------------------
                                             Douglas E. Swanson, President